Exhibit 10.7

SUPERVALU INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2009 Statement)

Adopted December 3, 2008

But Effective January 1, 2009

Amended July 17, 2012

SUPERVALU INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2009 Statement)

TABLE OF CONTENTS

Page

SECTION 1.	INTRODUCTION AND DEFINITIONS			1

	1.1.	New Plan Established		1
		1.1.1.	Antecedents	1
		1.1.2.	New Plan Created	1
	1.2.	Unfunded Obligation		2
	1.3.	Definitions		2
		1.3.1.	Accounts	2
			(a) Deferred Cash Account	2
			(b) Deferred Stock Account	2
		1.3.2.	Affiliate	3
		1.3.3.	Annual Fees	3
		1.3.4.	Beneficiary	3
		1.3.5.	Board of Directors	3
		1.3.6.	Change of Control	3
		1.3.7.	Code	5
		1.3.8.	Common Stock	5
		1.3.9.	Company	5
		1.3.10.	Corporate Governance and Nominating Committee	5
		1.3.11.	Deferred Stock Retainer	5
		1.3.12.	Enrollment Window	5
		1.3.13.	Fair Market Value	5
		1.3.14.	Interest Crediting Rate	5
		1.3.15.	Leadership Development and Compensation Committee	5
		1.3.16.	Participant	6
		1.3.17.	Plan	6
		1.3.18.	Plan Administrator	6
		1.3.19.	Plan Statement	6
		1.3.20.	Separation from Service	6
	1.4.	Prior Rules		6

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SECTION 2.	PARTICIPATION			7

SECTION 3.	ACCOUNTS			8

	3.1.	Class Year Elections		8
		3.1.1.	Class Year Deferral Elections	8
		3.1.2.	Class Year Payment Elections	8
		3.1.3.	General Conditions	8
	3.2.	Election Upon Initial Participation		9
	3.3.	Subsequent Changes in Payment Elections		9

SECTION 4.	ACCOUNTS			10

	4.1.	Crediting to Accounts		10
		4.1.1.	Deferred Cash Account	10
		4.1.2.	Deferred Stock Accounts	10
	4.2.	Other Adjustments		11
		4.2.1.	Taxes	11
		4.2.2.	Payments	12
	4.3.	Multiple Sub-Accounts		12
	4.4.	Maximum Number of Shares		12
		4.4.1.	Limitation	12
		4.4.2.	Recapitalization	12

SECTION 5.	VESTING			13

	5.1.	Vesting		13
	5.2.	Forfeiture for Early Termination		13

SECTION 6.	DISTRIBUTIONS			14

	6.1.	Separation from Service Payments		14
		6.1.1.	Form of Payment	14
		6.1.2.	Time of Payment	14
		6.1.3.	Default	14
	6.2.	Payment Upon Death		15
		6.2.1.	Continued Installments	15
		6.2.2.	Lump Sum	15
		6.2.3.	Pending at Death	15
	6.3.	Installment Amounts		15
	6.4.	Generally Applicable Rules		15
		6.4.1.	Processing	15
		6.4.2.	Code §162(m) Delay	15
		6.4.3.	Six-Month Delay	16
		6.4.4.	No Spousal Rights	16

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		6.4.5.	Facility of Payment	16
		6.4.6.	Payments in Cash and in Common Stock	17
		6.4.7.	No Other Payment Events	17
	6.5.	Designation of Beneficiaries		17
		6.5.1.	Right to Designate	17
		6.5.2.	Failure of Designation	17
		6.5.3.	Disclaimers by Beneficiaries	18
		6.5.4.	Definitions	18
		6.5.5.	Special Rules	19

SECTION 7.	FUNDING OF PLAN			21

	7.1.	Hedging Investments		21
	7.2.	Corporate Obligation		21

SECTION 8.	AMENDMENT AND TERMINATION			22

	8.1.	Amendment and Termination		22
		8.1.1.	Before a Change of Control	22
		8.1.2.	After a Change of Control	22
	8.2.	No Oral Amendments		23
	8.3.	Plan Binding on Successors		23

SECTION 9.	DETERMINATIONS — RULES AND REGULATIONS			24

	9.1.	Determinations		24
	9.2.	Rules and Regulations		24
	9.3.	Method of Executing Instruments		24
	9.4.	Claims Procedure		24
		9.4.1.	Initial Claim	24
		9.4.2.	Notice of Initial Adverse Determinations	25
		9.4.3.	Request for Review	25
		9.4.4.	Claim on Review	25
		9.4.5.	Notice of Adverse Determination for Claim on Review	26
	9.5.	Rules and Regulations		26
		9.5.1.	Adoption of Rules	26
		9.5.2.	Special Rules	26
		9.5.3.	Limitations and Exhaustion	28

SECTION 10.	PLAN ADMINISTRATION			30

	10.1.	The Company		30
		10.1.1.	Officers	30
		10.1.2.	Chief Executive Officer	30
		10.1.3.	Board of Directors	30

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	10.2.	Conflict of Interest	30

SECTION 11.	CONSTRUCTION		31

	11.1.	ERISA Status	31
	11.2.	IRC Status	31
	11.3.	Effect on Other Plans	31
	11.4.	Disqualification	31
	11.5.	Rules of Document Construction	32
	11.6.	References to Laws	32
	11.7.	Receipt of Documents	32
	11.8.	Effect on Director Status	33
	11.9.	Choice of Law	33
	11.10.	Delegation	33
	11.11.	Tax Withholding	33
	11.12.	Expenses	33
	11.13.	Service of Process	33
	11.14.	Spendthrift Provision	33
	11.15.	Certifications	34
	11.16.	Errors in Computations	34

-iv-

SUPERVALU INC.

DIRECTORS’ DEFERRED COMPENSATION PLAN

(2009 Statement)

SECTION 1

INTRODUCTION AND DEFINITIONS

1.1. New Plan Established.

1.1.1. Antecedents. Effective June 27, 1996, the Company created the “SUPERVALU INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS” (the “Deferred Cash Plan”) as a nonqualified, unfunded, elective deferred compensation plan for the purpose of allowing eligible non employee directors of the Company to defer the receipt of a portion of the remuneration which would otherwise have been paid to them into unfunded, interest bearing, accounts for payment to them in cash after they ceased performing services as a director. The Company also heretofore created the “SUPERVALU INC. NON-EMPLOYEE DIRECTORS DEFERRED STOCK PLAN” (the “Deferred Stock Plan”) as a nonqualified, unfunded, deferred compensation plan for the purposes of (i) allowing the Company to make conditional awards of notional Common Stock to eligible non employee directors of the Company for payment to them in cash or in kind after they ceased to perform services as directors, and (ii) allowing eligible non employee directors of the Company to elect to defer the receipt of a portion of the remuneration which would otherwise have been paid to them into notional Common Stock for payment to them in cash or in kind after they ceased performing services as a director. Each has been amended from time to time in various respects.

1.1.2. New Plan Created. This Plan is not an amendment of the Deferred Cash Plan or the Deferred Stock Plan. It is, rather, a new nonqualified, unfunded, deferred compensation plan created for the purpose of (i) allowing eligible non-employee directors of the Company to elect to defer the receipt of a portion of the remuneration which would otherwise have been paid to them for their services as directors into unfunded, interest bearing, notional accounts for payment to them in cash after they cease performing services as a director, and (ii) allowing eligible non-employee directors of the Company to elect to defer the receipt of a portion of the remuneration which would otherwise have been paid to them for their services as directors into unfunded, notional Common Stock for payment to them in Common Stock after they cease performing services as a director, and (iii) allowing the Company to make conditional awards of unfunded, notional Common Stock to eligible non-employee directors of the Company as compensation for their services as directors for payment to them in Common Stock after they cease performing services as directors.

(a)	Accrual Cessation. Incident to the adoption of this Plan, all further deferrals under the Deferred Cash Plan and the Deferred Stock Plan will be discontinued as provided in amendments of those Plans.

(b)	Non Grandfathered Amounts. All amounts that were deferred under Deferred Cash Plan and the Deferred Stock Plan with respect to periods after December 31, 2004, that have not been previously paid shall be transferred from those Plans to this Plan to be held and paid in accordance with the terms of this Plan and in conformity with section 409A of the Code.

(c)	Grandfathered Amounts. It is the Company’s express intention that, after such transfer, all amounts deferred and still held under the Deferred Cash Plan and the Deferred Stock Plan are “grandfathered” and, therefore, not subject to the requirements of section 409A of the Code. It is expressly intended that neither the Deferred Cash Plan nor the Deferred Stock Plan will hold any amounts that are subject to section 409A of the Code.

1.2. Unfunded Obligation. The obligation of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of the Company. The Company shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund, trust or account is established, the property therein shall remain the sole and exclusive property of the Company. The Company shall be obligated to pay the benefits of this Plan out of its general assets.

1.3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.3.1. Accounts — the separate bookkeeping accounts representing the separate unfunded and unsecured general obligation of the Company established with respect to each Participant and to which is credited the amounts specified in Section 4, which shall vest or be forfeited as provided in Section 5 and from which payments will be made pursuant to Section 6. The following Accounts will be maintained under this Plan for Participants.

(a)	Deferred Cash Account — the Account maintained for each Participant (in U.S. dollars) to which are credited the deferrals, if any, made at the election of each Participant pursuant to Section 3.1.1 or pursuant to comparable provisions of prior plan documents and designated for notional investment in interest bearing investments, together with increase thereon.

(b)	Deferred Stock Account — the Account maintained for each Participant (in shares or share equivalents) to which are credited

(i)	the deferrals, if any, made at the election of each Participant pursuant to Section 3.1.1 or pursuant to comparable provisions of prior plan documents and designated for notional investment in Common Stock, together with increase or decrease thereon, and

(ii)	the Deferred Stock Retainer awards made by the Company pursuant to Section 4.1.2(b) or pursuant to comparable provisions of prior plan documents and designated for notional investment in Common Stock, together with increase or decrease thereon.

1.3.2. Affiliate — a business entity which is affiliated in ownership with the Company that treated as a single employer under the rules of section 414(b) and (c) of the Code (applying an eighty percent common ownership standard).

1.3.3. Annual Fees — the annual cash retainer, meeting fees and all other cash compensation and remuneration (by whatever name called) payable to a Participant for his or her services as a member of the Board of Directors (excluding, however, stock option grants or amounts paid from this Plan or predecessors of this Plan). For the purposes of this Plan, Annual Fees shall be attributed to the period in which they are earned (that is, the period in which the services are performed that result in the Annual Fees) and not to the period in which they are paid.

1.3.4. Beneficiary — a person designated by a Participant (or automatically by operation of the Plan Statement) to receive all or a part of the Participant’s Accounts in the event of the Participant’s death prior to full payment thereof. A person so designated is not a Beneficiary until the death of the Participant.

1.3.5. Board of Directors — the board of directors of the Company.

1.3.6. Change of Control — any of the following events:

(a)	the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisition shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) hereof, or

(b)	individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, than any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business combination; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3.7. Code — the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

1.3.8. Common Stock — the Company’s common stock, par value $1.00 per share.

1.3.9. Company — SUPERVALU INC., a Delaware corporation, or any successor thereto.

1.3.10. Corporate Governance and Nominating Committee — the Corporate Governance and Nominating Committee of the Board of Directors including any successor to such Corporate Governance and Nominating Committee by whatever name known.

1.3.11. Deferred Stock Retainer — the annual award of compensatory shares granted to members of the Board of Directors and automatically deferred into this Plan (or comparable prior plans) as provided in Section 4.1.2(b).

1.3.12. Enrollment Window — a period designated from time to time by the Plan Administrator during which class year deferral elections and class year payment elections can be received with respect to services performed in the subsequent calendar year.

1.3.13. Fair Market Value — the closing sale price per share of Common Stock as reported on the consolidated tape of the New York Stock Exchange on the relevant date or, if the New York Stock Exchange is closed on such day, then the day closest to such date on which it was open.

1.3.14. Interest Crediting Rate — a rate, determined once for each calendar year, equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year as determined by the Plan Administrator. Notwithstanding the foregoing, through December 31, 2008, the Interest Crediting Rate and the rules for crediting interest on amounts deferred under the Deferred Cash Plan during the years 2005, 2006, 2007 and 2008 and transferred to this Plan pursuant to Section 1.1.2(b) shall be the rate in effect under the rules and procedures of the Deferred Cash Plan.

1.3.15. Leadership Development and Compensation Committee – the Leadership Development and Compensation Committee of the Board of Directors including any successor to such Leadership Development and Compensation Committee by whatever name known.

1.3.16. Participant — a non-employee director who becomes a Participant in this Plan in accordance with the provisions of Section 2, such that any non-employee director that was formerly an employee of the Company shall not be permitted to be a Participant. An individual who has become a Participant shall be considered to continue as a Participant in this Plan until the earlier of (i) the date the Participant no longer has any Account (that is, the Participant has received a payment of all of the Participant’s Accounts and/or all Accounts have been forfeited as hereinafter provided), or (ii) the date of the Participant’s death.

1.3.17. Plan — the nonqualified, deferred compensation program maintained by Company established for the benefit of Participants eligible to participate therein, as set forth in the Plan Statement. (As used herein, “Plan” does not refer to the document pursuant to which this Plan is maintained. That document is referred to herein as the “Plan Statement”). The Plan shall be referred to as the “SUPERVALU INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS.”

1.3.18. Plan Administrator — the Company or, when affirmatively designated by the Corporate Governance and Nominating Committee, some other person or committee.

1.3.19. Plan Statement — this document entitled “SUPERVALU INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS (2009 Statement)” as adopted by the Board of Directors of the Company effective as of January 1, 2009, as the same may be amended from time to time thereafter.

1.3.20. Separation from Service — a complete severance of a Participant’s relationship as a director of the Company and all Affiliates, if any, and as an independent contractor of the Company and all Affiliates, if any, for any reason other than death. A Participant may have a Separation from Service upon resignation as a director even if the Participant then becomes an employee. Separation from Service shall be construed to have a meaning consistent with the term “separation from service” as used and defined in section 409A of the Code.

1.4. Prior Rules. Generally, this Plan Statement governs all aspects of this Plan both as to amounts deferred after 2008 and amounts deferred after 2004 under the Deferred Cash Plan and transferred to this Plan incident to the creation of this Plan. Although this Plan Statement governs amounts deferred after 2004, it is recognized that this Plan Statement is being adopted in late 2008 and effective as of January 1, 2009, and that much relevant guidance under section 409A of the Code was not published until April 2007. It is therefore acknowledged and recognized that as a matter of practical necessity, many of the good faith and reasonable rules and practices that were effectively in place after 2004 and before this Plan Statement is adopted are not precisely those reflected in this Plan Statement but were a good faith interpretations of section 409A of the Code and the limited guidance published under section 409A of the Code. It is not the intent of the Company in adopting this Plan Statement that those rules and practices be questioned or that the Plan Administrator be obligated to retroactively conform them to this Plan Statement absent some conclusion that doing so is required as a matter of compliance with section 409A of the Code or other law. The rules in this Plan Statement are intended to be effective only as of January 1, 2009.

SECTION 2

PARTICIPATION

An individual shall become a Participant in this Plan on the first day on which the individual is a member of the Board of Directors and is not at the same time an employee of the Company or any Affiliate. However, if the individual has previously been a participant in any other nonqualified deferred compensation plan sponsored by the Company or any Affiliate for the benefit of members of the Board of Directors, the individual shall become a Participant in this Plan on next succeeding January 1 on which the individual is a member of the Board of Directors and is not at the same time an employee of the Company or any Affiliate.

SECTION 3

PARTICIPANT ELECTIONS

3.1. Class Year Elections. Subject to the provisions for subsequent changes in class year payment elections, a Participant shall make a class year deferral election or a class year payment election or both with respect to each calendar year as follows.

3.1.1. Class Year Deferral Elections. Each person who is or may become a Participant for a calendar year may make a class year deferral election during the Enrollment Window preceding that calendar year.

(a)	Amount. The Participant may elect to defer the receipt of all or a portion of the Participant’s Annual Fees attributable to services performed during that calendar year. All amounts deferred shall be credited as provided in Section 4.1.

(b)	Notional Investment. The class year deferral election shall irrevocably designate the portion to be credited to the Deferred Cash Account and the portion to be credited to the Deferred Stock Account.

(c)	Default. If for any reason (including reasons beyond the control of the Participant) a Participant does not clearly and timely make a class year deferral election to defer Annual Fees, the Participant shall be deemed to have elected not to defer any portion of the Annual Fees.

3.1.2. Class Year Payment Elections. Each person who is or may become a Participant for a calendar year may make a class year payment election during the Enrollment Window for that calendar year to be effective with respect to amounts attributable to that calendar year. Each class year payment election shall designate the time and a form for the payment on a basis that is consistent with Section 6.1.

3.1.3. General Conditions. A class year deferral election and a class year payment election shall be effective only if actually received by the Plan Administrator during the Enrollment Window and may be modified at any time and any number of times during the Enrollment Window. Except as expressly provided below, the last such class year deferral election and class year payment election actually received during the Enrollment Window shall be irrevocable as of the end of the Enrollment Window. The class year deferral election and class year payment election shall contain such information as the Plan Administrator may require. The class year deferral election and class year payment election, if any, shall be made in writing upon forms furnished by the Plan Administrator and shall conform to such other procedural and substantive rules consistent with the foregoing as the Plan Administrator shall establish. Class year deferral elections and class year payment elections may be made electronically if and to the extent the Plan Administrator determines from time to time.

3.2. Election Upon Initial Participation. Notwithstanding the foregoing, in accordance with rules that are both consistent with the principles in Section 3.1 and the requirements of section 409A of the Code, the Plan Administrator may permit persons who are about to become Participants for the first time (and have never before been a participant in this Plan or any similar plan for directors) to make a class year deferral election and class year payment election, or both, at times other than during an Enrollment Window. The Plan Administrator’s rules shall require at least the following.

(a)	This initial election must be received before the date that an individual first becomes a Participant.

(b)	This initial election shall be effective for the remainder of the calendar year that includes the date the election is made.

(c)	The initial election shall be irrevocable as of the earlier of (i) the date it is accepted by the Plan Administrator, or (ii) the last day before the date the individual becomes a Participant.

3.3. Subsequent Changes in Payment Elections. Notwithstanding the foregoing, after the close of the Election Window for a calendar year, a Participant shall be permitted to change a class year payment election that was affirmatively made or made by default for that calendar year if such election change is made in the manner prescribed by the Plan Administrator and if the following conditions are satisfied.

(a)	The change in class year payment election shall not take effect until the date that is twelve (12) months after the date on which the Plan Administrator receives the change.

(b)	If the Participant changes the form of payment (e.g., from a lump sum to installments or from a series of installments to a longer or a shorter series of installments), any payment that is made or commenced on account of a Separation from Service or at a specified date, shall be delayed until the date that is five (5) years after the date the payment would otherwise have been made or commenced.

(c)	If the Participant changes a specified date of payment, the election change (i) must be received by the Plan Administrator at least twelve (12) months before the date previously specified by the Participant, and (ii) the new specified date shall be at least five (5) years after the date previously specified.

SECTION 4

ACCOUNTS

4.1. Crediting to Accounts.

4.1.1. Deferred Cash Account.

(a)	Voluntary Deferrals. The Plan Administrator shall credit to the Deferred Cash Account of each Participant, the dollars, if any, of Annual Fees the Participant elected to defer into the Deferred Cash Account pursuant to Section 3.1.1. Such amount shall be credited as nearly as practicable as of the time or times when the Annual Fees would have been paid to the Participant but for the election to defer.

(b)	Interest Credit. In addition, the Deferred Cash Account shall be credited with interest in accordance with rules established by the Plan Administrator at the Interest Crediting Rate for that calendar year.

4.1.2. Deferred Stock Accounts.

(a)	Voluntary Deferrals. The Plan Administrator shall credit to the Deferred Stock Account of each Participant who is a director of the Company, as a number of shares, the number that is equal to

(i)	one hundred ten percent (110%), multiplied by

(ii)	the dollars, if any, of Annual Fees the Participant elected to defer into the Deferred Stock Account pursuant to Section 3.1.1, divided by

(iii)	the Fair Market Value.

Such number of shares shall be determined and shall be credited as of the time or times when the Annual Fees would have been paid to the Participant but for the election to defer.

(b)	Deferred Stock Retainer. Once each calendar year, as soon as administratively practicable following the Company’s annual meeting of stockholders and after the end of any then-existing Blackout Period, the Plan Administrator shall credit a Deferred Stock Retainer to the Deferred Stock Account of each Participant who is then a director of the Company. The amount of the annual Deferred Stock Retainer shall be such number of shares equal to

(i)	Such dollar amount as the Board of Directors may from time to time fix for this purpose, divided by

(ii)	Fair Market Value.

In the event that a new director is appointed to the Board of Directors other than at the annual meeting of stockholders, the Plan Administrator shall credit a Deferred Stock Retainer to the Deferred Stock Account of such new director Participant as of such date determined by the Board of Directors which shall be as soon as administratively practicable after the effective date of the new director’s appointment and after the end of any then-existing Blackout Period. The amount of the Deferred Stock Retainer to be credited to such new director shall be equal to the annual Deferred Stock Retainer described above, prorated to reflect the actual number of weeks of the fiscal year that the new director served on the Board of Directors.

Additionally, the Plan Administrator may credit a supplemental Deferred Stock Retainer to the Deferred Stock Account of each Participant who is then a director of the Company, as of such date and in such amount as shall be determined by the Board of Directors, provided that, the date of the Board of Director’s determination and the date the amount is to be credited shall not occur during a Blackout Period.

For the purpose of this section, “Blackout Period” shall mean the period beginning ten business days prior to the end of each fiscal quarter or fiscal year and ending one full trading day after the public announcement of earnings for such quarter or year.

(c)	Dividend Equivalents. In addition, as of the date that any dividends are paid on Common Stock, there shall be credited to the Deferred Stock Account, as a number of shares, the number that is equal to (i) the number of shares held in that Deferred Stock Account on the dividend record date, multiplied by (ii) the dividend per share that is paid, divided by (iii) Fair Market Value.

4.2. Other Adjustments.

4.2.1. Taxes. The amount to be credited to each Account and the value of each Account shall be reduced by the amount of federal, state and local income tax and the amount of other taxes that are withheld or paid with respect to such credits and Account, if any.

4.2.2. Payments. Each Participant’s Account shall be reduced (or the credits to the Account shall be reduced) by any amount paid to or with respect to the Participant as of the date as of which the payment is made.

4.3. Multiple Sub-Accounts. To the extent the Plan Administrator determines that it is necessary or useful to the administration of this Plan, the Plan Administrator may cause multiple Deferred Cash Accounts and Deferred Stock Accounts to be established for each Participant. To the extent the Plan Administrator determines that it is necessary or useful to the administration of Accounts under this Plan, the Plan Administrator shall adopt such other rules and policies supplemental to and consistent with the express terms of this Plan Statement as it believes appropriate.

4.4. Maximum Number of Shares.

4.4.1. Limitation. Subject to adjustment as provided below, the maximum number of shares of Common Stock that may be credited under this Plan (including those credited under the “Supervalu Inc. Non-Employee Directors Deferred Stock Plan” before it was merged with and into this Plan), is two million eight hundred thousand (2,800,000) shares.

4.4.2. Recapitalization. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other payment upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights, and privileges of the shares credited under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

SECTION 5

VESTING

5.1. Vesting. Except as elsewhere specifically provided, the Deferred Cash Account and the Deferred Stock Account of each Participant shall be fully (100%) vested and nonforfeitable at all times.

5.2. Forfeiture for Early Termination. If, after receiving a Deferred Stock Retainer pursuant to Section 4.1.2(b), a Participant shall cease to serve on the Board of Directors prior to the Company’s next annual meeting of stockholders for any reason other than death or permanent disability, then such Participant shall forfeit (i) the prorated portion of the Deferred Stock Retainer credited to such Participant at any time after the prior annual meeting of stockholders pursuant to Section 4.1.2(b) that is calculated based on the number of full calendar months that such Participant did not serve on the Board of Directors after such shares were awarded, and (ii) any dividends credited on that number of shares specified in (i) above. For purposes of computing the Deferred Stock Retainer credits which shall be forfeited pursuant to this section, the monthly period shall start on the first day of the month following the Participant’s departure from the Board of Directors.

SECTION 6

PAYMENTS

6.1. Separation from Service Payments. Upon the occurrence of a Separation from Service effective as to a Participant, the Plan Administrator shall cause the Company to make or commence payment such Participant’s Deferred Cash Account and Deferred Stock Account (reduced by the amount of any applicable payroll, withholding and other taxes, if any) at the time and in the form designated by the Participant in a class year payment election or subsequent payment election as the case may be. The Plan Administrator may require that the Participant complete various forms and furnish documentation to the Plan Administrator.

6.1.1. Form of Payment. In each class year payment election, a Participant may designate that payment of all amounts attributable to the calendar year for which it is made shall be paid to the Participant, if then living, in one of the following forms.

(a)	Lump Sum. Payment may be made in a single lump sum.

(b)	Installments. Payment may be made in fifteen (15) or fewer annual installments.

6.1.2. Time of Payment. In each class year payment election, a Participant may designate that payment shall be made (i.e., lump sum) or commenced (i.e., installments) to the Participant, if then living, under one of the following rules.

(a)	Specified Date. If the Participant’s class year payment election designates that payment is to be made or commenced on a specified date, payment shall be made or commenced during the month of January specified by the Participant in the class year payment election.

(b)	Separation from Service. If the Participant’s class year payment election designates that payment is to be made on account of Separation from Service, payment shall be made or commenced during the month of January in the calendar year following the calendar year in which the Participant’s Separation from Service occurs.

6.1.3. Default. If for any reason (including reasons beyond the control of the Participant) the class year payment election is not clearly and timely made to the contrary, it shall be deemed to have been an election that payment be made in a single lump sum during the month of January in the calendar year following the calendar year in which the Participant’s Separation from Service occurs.

6.2. Payment Upon Death. If any payment is due under this Plan after the death of the Participant, it shall be paid to the Participant’s Beneficiary (and not to the Participant’s estate or any other person) as follows.

6.2.1. Continued Installments. If payment had commenced to the deceased Participant before his or her death in annual installments as specified above (i.e., the Participant had received at least one installment payment), payment to the Beneficiary shall be made in a series of annual installments payable over the remainder of the period.

6.2.2. Lump Sum. In all other circumstances payment shall be made to the Beneficiary in a single lump sum payment during the month of January in the calendar year following the calendar year in which the Participant dies.

6.2.3. Pending at Death.

(a)	Participant’s Death. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the amount to be paid to the Beneficiary (and shall not be paid to the Participant’s estate).

(b)	Beneficiary’s Death. If a Beneficiary who is entitled to one or more payments dies before receiving all payments, the remaining payments shall be paid to the Beneficiary’s estate as nearly as practicable at the same time as they would have been paid to the Beneficiary.

6.3. Installment Amounts. The amount of each annual installment shall be determined by dividing the amount of the Account as of immediately preceding the date the installment is to be paid by the number of remaining installment payments to be made (including the payment being determined). A series of installment payments shall at all times and for all purposes be treated as an entitlement to a single payment.

6.4. Generally Applicable Rules. The rules of this Section 6.4 shall be applicable to all payments from this Plan.

6.4.1. Processing. The Plan Administrator may require that the Participant and each Beneficiary complete various forms and furnish documentation to the Plan Administrator. A failure to timely complete satisfy these requirements shall result in a forfeiture of payments that would have been due if the requirements had been satisfied in a timely manner.

6.4.2. Code §162(m) Delay. Notwithstanding the forgoing, payment will be delayed when the Company reasonably anticipates that the Company’s federal income tax deduction with respect to such payment otherwise would be limited or eliminated by application of section 162(m) of the Code. The payment shall thereafter be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code.

6.4.3. Six-Month Delay. Notwithstanding the forgoing, no payment shall be made to any Participant who is a specified employee on account of a Separation from Service until at least six (6) months following that Participant’s Separation from Service. On the first business day following the expiration of that six (6) month period, all amounts, if any, that would have been paid during that six (6) months shall be paid to the Participant (adjusted for any interest accruing during that six-month delay) and thereafter all payments shall be made as if there had been no such delay.

(a)	Specified Employee. This Section 6.4.3 shall only apply to a Participant who is who is a specified employee (as that term is defined in section 409A of the Code) if the stock of any of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

(b)	Identification Rules. Specified employees shall be identified (x) on a basis consistent with regulations issued under section 409A, and (y) as required by regulations issued under section 409A, on a basis consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to section 409A. A Participant’s status as a specified employee shall be determined once each December 31 based on the facts existing during the year ending on that date. If a Participant is determined to be a specified employee on that date, the Participant shall be treated as a specified employee for the year beginning the following April 1 (and ending on the next succeeding March 31). The six month delay shall apply to that Participant if that Participant’s Separation from Service occurs during that April 1 to March 31 year.

6.4.4. No Spousal Rights. No spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant. No spouse, former spouse, Beneficiary or other person shall have any right to participate in any Participant’s designation of a time and form of payment.

6.4.5. Facility of Payment. In case of the legal disability, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Plan Administrator shall be advised of the existence of such condition:

(a)	to the duly appointed guardian, conservator or other legal representative of such individual, or

(b)	to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Plan Administrator that the payment will be used for the best interest and assist in the care of such individual, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.

Any payment made in accordance with the foregoing provisions of this Section shall constitute a complete discharge of any liability or obligation of Plan and the Company therefore.

6.4.6. Payments in Cash and in Common Stock. All transactions in the Deferred Cash Account shall be recorded in U.S. dollars and all payments shall be made in U.S. dollars. Transactions in the Deferred Stock Account shall be recorded in U.S. dollars (and U.S. dollars in lieu of fractions shares) and all payments from the Deferred Stock Account shall be made in shares of Common Stock (and U.S. dollars in lieu of any fractional shares).

6.4.7. No Other Payment Events. Payment shall not be made or accelerated upon a change of control, unforeseeable emergency or disability. Payment shall not be made at a specified date or dates.

6.5. Designation of Beneficiaries.

6.5.1. Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Plan Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any spouse, Beneficiary or any other person. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Plan Administrator during the Participant’s lifetime. The Plan Administrator may establish rules for the use of electronic signatures.

6.5.2. Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse

Participant’s surviving issue per stirpes and not per capita

Participant’s surviving parents

Participant’s surviving brothers and sisters

Representative of Participant’s estate.

6.5.3. Disclaimers by Beneficiaries. A Beneficiary entitled to a payment of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a payment of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, an original executed copy of the disclaimer must be both executed and actually delivered to the Plan Administrator after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Plan Administrator. A disclaimer shall be considered to be delivered to the Plan Administrator only when actually received by the Plan Administrator. The Plan Administrator shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 10.15 and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan. No other form of attempted disclaimer shall be recognized by the Plan Administrator.

6.5.4. Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, the following definitions and rules shall be applied.

(a)	“Issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(i)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(ii)	a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(iii)	if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

(b)	“Child” means an issue of the first generation;

(c)	“Per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and

(d)	“Survive” and “surviving” mean living after the death of the Participant.

6.5.5. Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The automatic Beneficiaries specified in Section 6.5.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form that is both executed by the Participant and received by the Plan Administrator (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.

(d)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)	A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence.

(g)	The Plan Administrator shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

SECTION 7

FUNDING OF PLAN

7.1. Hedging Investments. If the Company elects to finance all or a portion of the Company’s costs in connection with this Plan through the purchase of life insurance or other investments, the Participant agrees, as a condition of participation in this Plan, to cooperate with the Plan Administrator in the purchase of such investment to any extent reasonably required by the Plan Administrator and relinquishes any claim the Participant or a Beneficiary might have to the proceeds of any such investment or any other rights or interests in such investment. If a Participant fails or refuses to cooperate, then notwithstanding any other provision of this Plan the Plan Administrator shall immediately and irrevocably terminate and forfeit the Participant’s entitlement to benefits under this Plan.

7.2. Corporate Obligation. Neither the Company, nor the Corporate Governance and Nominating Committee, the Plan Administrator nor any of their directors, officers, agents or directors in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each person entitled or claiming to be entitled at any time to any benefit hereunder shall look solely to the assets of the Company for such payments as an unsecured general creditor. If, or to the extent that, Accounts have been paid to or with respect to a present or former Participant and that payment purports to be the payment of a benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company in connection with this Plan. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of this Plan by reason of the insolvency of the Company.

SECTION 8

AMENDMENT AND TERMINATION

8.1. Amendment and Termination.

8.1.1. Before a Change of Control. Prior to the occurrence of a Change of Control, the Corporate Governance and Nominating Committee may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan both with regard to persons then receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

(a)	the benefit, if any, payable to or with respect to a Participant who has had a Separation from Service as of the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination, and

(b)	the benefit, if any, payable to or with respect to each other Participant determined as if such Participant had a Separation from Service on the effective date of such amendment or the effective date of such termination shall not be, without the written consent of the Participant, diminished or delayed by such amendment or termination.

8.1.2. After a Change of Control.

(a)	Existing Participants. After the occurrence of a Change of Control, the Corporate Governance and Nominating Committee may only amend the Plan Statement or terminate this Plan as applied to Participants who are Participants on the date of the Change of Control if:

(i)	all benefits payable to or with respect to persons who were Participants as of the Change of Control (including benefits earned before and benefits earned after the Change of Control) have been paid in full, or

(ii)	eighty percent (80%) of all the Participants determined as of the date of the Change of Control give knowing and voluntary written consent to such amendment or termination.

(b)	New Participants. After the occurrence of a Change of Control, as applied to Participants who are not Participants on the date of the Change of Control, the Corporate Governance and Nominating Committee may unilaterally amend the Plan Statement prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate this Plan.

8.2. No Oral Amendments. No modification of the terms of the Plan Statement or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Corporate Governance and Nominating Committee by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan Statement shall be effective to amend the Plan Statement.

8.3. Plan Binding on Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION 9

DETERMINATIONS – RULES AND REGULATIONS

9.1. Determinations. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

9.2. Rules and Regulations. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

9.3. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Company, the Corporate Governance and Nominating Committee, the Plan Administrator or any other person pursuant to any provision of the Plan Statement may be signed in the name of the Company, the Corporate Governance and Nominating Committee, the Plan Administrator or any other person by any officer or other person who has been authorized to make such certification or to give such notices or consents.

9.4. Claims Procedure. Until modified by the Corporate Governance and Nominating Committee, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan. Any application for a payment or withdrawal shall be considered as a claim for the purposes of this Section.

9.4.1. Initial Claim. An individual may, subject to any applicable deadline, file with the Corporate Governance and Nominating Committee a written claim for benefits under the Plan in a form and manner prescribed by the Corporate Governance and Nominating Committee.

(a)	If the claim is denied in whole or in part, the Corporate Governance and Nominating Committee shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)	The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Corporate Governance and Nominating Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Corporate Governance and Nominating Committee notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

9.4.2. Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)	a description of the claim and review procedures, including the time limits applicable to such procedure.

9.4.3. Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Corporate Governance and Nominating Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

9.4.4. Claim on Review. If the claim, upon review, is denied in whole or in part, the Corporate Governance and Nominating Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)	The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Corporate Governance and Nominating Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Corporate Governance and Nominating Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)	In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)	The Corporate Governance and Nominating Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.4.5. Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the denial;

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures.

9.5. Rules and Regulations.

9.5.1. Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Corporate Governance and Nominating Committee.

9.5.2. Specific Rules.

(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Corporate Governance and Nominating Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Corporate Governance and Nominating Committee upon request.

(b)

All decisions on claims and on requests for a review of denied claims shall be made by the Corporate Governance and Nominating Committee unless delegated in which case references in this Section 9 to the Corporate Governance and Nominating Committee shall be treated as references to the Corporate Governance and Nominating Committee’s delegate. Such delegation may be implied or inferred. If the Corporate Governance and Nominating Committee does delegate the decision, all references to the Corporate Governance and Nominating Committee in Section 9 shall be treated as references to the Corporate Governance and Nominating Committee’s delegate.

(c)	Claimants may be represented by a lawyer or other representative at their own expense, but the Corporate Governance and Nominating Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)	The decision of the Corporate Governance and Nominating Committee on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Corporate Governance and Nominating Committee.

(e)	In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)	The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)	The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)

For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The Corporate Governance and Nominating Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

9.5.3. Limitations and Exhaustion.

(a)	No claim shall be considered under these administrative procedures unless it is filed with the Corporate Governance and Nominating Committee within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Corporate Governance and Nominating Committee without regard to the merits of the claim.

(b)	No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum before the earlier of:

(i)	three (3) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or

(ii)	sixty (60) days after the Participant has exhausted these administrative procedures.

(c)	These administrative procedures are the exclusive means for resolving any dispute arising under this Plan insofar as the dispute pertains to any matter that arose more than one hundred twenty (120) days before a Change of Control. As to such matters:

(i)	no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(ii)	determinations by the Corporate Governance and Nominating Committee (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

(d)	These administrative procedures are not exclusive insofar as they pertain to any matter that arose after the Change of Control or within the one hundred twenty (120) days before the Change of Control. As to such matters:

(i)	a Participant shall not be required to exhaust these administrative remedies;

(ii)	if there is litigation regarding the benefits payable to or with respect to a Participant, notwithstanding Section 9.1, determinations by the Corporate Governance and Nominating Committee (including determinations regarding when any matter arose) shall not be afforded any deference and the matter shall be heard de novo; and

(iii)	if a Participant successfully litigates, in whole or in part, any claim for benefits under this Plan, the court shall award reasonable attorney’s fees and costs of the action to the Participant.

(e)	For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

(f)	All litigation in any way related to the Plan (including but not limited to any and all claims) must be filed in a court of competent jurisdiction within the State of Minnesota.

SECTION 10

PLAN ADMINISTRATION

10.1. The Company.

10.1.1. Officers. Except as hereinafter provided, functions generally assigned to the Company and functions generally assigned to the Plan Administrator shall be discharged by its principal human resources officer of the Company unless delegated and allocated as provided herein.

10.1.2. Chief Executive Officer. Except as hereinafter provided, the Chief Executive Officer of the Company may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, and whether or not such persons are directors, officers or directors, such functions assigned to the Company generally hereunder as the Chief Executive Officer may from time to time deem advisable.

10.1.3. Board of Directors. Notwithstanding the foregoing, the Board of Directors shall have the exclusive authority, which may not be delegated except to a committee comprised solely of members of the Board of Directors, to amend the Plan Statement and to terminate this Plan.

10.2. Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

SECTION 11

CONSTRUCTION

11.1. ERISA Status. This Plan is adopted with the understanding that it is an unfunded plan maintained exclusively for the purpose of providing deferred compensation for persons none of whom are employees. Because this Plan does not benefit any employee, this Plan is not subject to Employee Retirement Income Security Act of 1974, as amended. Each provision shall be interpreted and administered accordingly.

11.2. IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. This Plan is intended to comply with the requirements of section 409A of the Code and this Plan Statement shall be construed and administered accordingly. It is expressly intended that for purposes of section 409A of the Code this Plan be considered two account balance plans. The first consists of amounts deferred at the election of the Participant (i.e., amounts attributable to the voluntary deferrals into the Deferred Cash Account and/or the Deferred Stock Account). The second consists of amounts deferred other than at the election of the Company (i.e., amounts attributable to Deferred Stock Retainer awards into the Deferred Stock Account). Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts due or paid under this Plan or on account of any failure to comply with any of such Code sections.

11.3. Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other qualified or nonqualified plan without regard to whether it is subject to section 409A of the Code. It is specifically contemplated that such other plans will, from time to time, be amended and terminated. Nothing in this Plan Statement shall be interpreted or relied upon as a basis to amend, modify, accelerate or defer, or otherwise change any credits to or payments that may be due from any other deferred compensation plan subject to section 409A of the Code.

11.4. Disqualification. Notwithstanding any other provision of the Plan Statement or any election or designation made under this Plan, any individual who feloniously and intentionally kills a Participant or Beneficiary shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant or Beneficiary. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Plan Administrator shall determine whether the killing was felonious and intentional for this purpose.

11.5. Rules of Document Construction.

(a)	Birthdays and Age. An individual shall be considered to have attained a given age on such individual’s birthday for that age (and not on the day before). The anniversary of any event (e.g., a birthday) occurring on February 29 in a leap year shall be considered to have occurred on February 28 in each year that is not a leap year.

(b)	Plurals and Gender. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan Statement and not to any particular paragraph or Section of the Plan Statement unless the context clearly indicates to the contrary.

(c)	Titles. The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(d)	Nonduplication. Notwithstanding any thing apparently to the contrary contained in the Plan Statement, the Plan Statement shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Company.

11.6. References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so. The terms “spouse,” “nonspouse,” “married,” “surviving spouse,” and other similar terms shall be construed, interpreted and applied on a basis consistent with the federal statute known as the Defense of Marriage Act.

11.7. Receipt of Documents. If a form or document must be filed with or received by the Plan Administrator or other person (the “appropriate entity”), it must be actually received by the appropriate entity to be effective. The determination of whether or when a form or document has been received by the appropriate entity shall be made by the Plan Administrator on the basis of what documents are acknowledged by the appropriate entity to be in its actual possession without regard to a “mailbox rule” or similar rule of evidence. The absence of a document in the appropriate entity’s records and files shall be conclusive and binding proof that the document was not received by the appropriate entity.

11.8. Effect on Director Status. Neither the terms of the Plan Statement nor the benefits under this Plan nor the continuance thereof shall be a term of the engagement of any director. The Company shall not be obliged to continue this Plan. The terms of this Plan shall not give any director the right to be retained in the service of the Company. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any director or other person, nor shall anything herein contained be deemed to give any director or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any director or other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

11.9. Choice of Law. Except to the extent that federal law is controlling, this Plan Statement be construed and enforced in accordance with the laws of the State of Minnesota (without regard to conflict of laws principles).

11.10. Delegation. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement. Whenever any authority, function or responsibility is delegated from one person to another, the discretion possessed by the person making the delegation shall be fully assigned to the person receiving the delegation unless a contrary intention is clearly expressed in the delegation.

11.11. Tax Withholding. The Company (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax, payroll tax or other tax required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.

11.12. Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Company. The Accounts of Participants shall not be charged for those expenses.

11.13. Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the Secretary of the Plan Administrator is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

11.14. Spendthrift Provision. No Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Company. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to such person.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Company.

This section shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it upon the occurrence of a Separation from Service, as such powers may be conferred upon it by any applicable provision hereof.

11.15.	Certifications. Information to be supplied or written notices to be made or consents to be given by the Plan Administrator pursuant to any provision of this Plan may be signed in the name of the Plan Administrator by any officer who has been authorized to make such certification or to give such notices or consents.

11.16.	Errors in Computations. Participants shall be obligated to furnish such information (including but not limited to current mailing addresses, social security numbers, marital status, dates of birth and the like) as the Plan Administrator may from time to time require for the effective and efficient administration of this Plan. The Plan Administrator shall not be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Plan Administrator, and used by the Plan Administrator in determining the benefit. The Plan Administrator shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth and the Plan Administrator may recover any prior overpayment and pursue all other remedies that may be available.